Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.


                               LICENSE AGREEMENT

                                by and between

                            HEAVENLYDOOR.COM, INC.

                                      and

                       INTERNEURON PHARMACEUTICALS, INC

                                     dated

                                 June 14, 2000

ARTICLE I     DEFINITIONS...................................................1
ARTICLE II    LICENSE; SUBLICENSES..........................................5
    2.1.    License Grant...................................................5
    2.2.    Improvements by Interneuron.....................................5
    2.3.    Sublicenses.....................................................5
ARTICLE III   DEVELOPMENT AND COMMERCIALIZATION.............................5
    3.1.    Exchange of Information.........................................5
    3.2.    Diligence; Development and Commercialization....................6
    3.3.    Regulatory Matters..............................................6
    3.4.    Trademark.......................................................6
    3.5.    Manufacturing...................................................6
    3.6.    Adverse Events..................................................6
    3.7.    Third Party Agreements..........................................6
 ARTICLE IV   CONFIDENTIALITY AND PUBLICITY.................................6
    4.1.    Non-Disclosure and Non-Use Obligations..........................7
    4.2.    Permitted Disclosure of Proprietary Information.................7
 ARTICLE V    PAYMENTS; ROYALTIES AND REPORTS...............................8
    5.1.    License Fee.....................................................8
    5.2.    Milestone Payments..............................................8
    5.3.    Royalties; Royalty Buy-Out Option...............................9
    5.4.    Royalty Buy-Out Option.........................................11
    5.5.    Payments from Sublicensee......................................12
    5.6.    Reports; Payment of Royalty....................................12
    5.7.    Audits.........................................................13
    5.8.    Payment Exchange Rate..........................................14
    5.9.    Tax Withholding................................................14
    5.10.   Interest on Late Payments......................................14
    5.11.   Exchange Controls..............................................14
ARTICLE VI    REPRESENTATIONS AND WARRANTIES...............................15
    6.1.    HDCI Representations and Warranties............................15
    6.2.    Warranty Disclaimer............................................16
    6.3.    Investment Representations.....................................16
    6.4.    Interneuron Representations and Warranties.....................17
ARTICLE VII   PATENT MATTERS...............................................18
    7.1.    Filing, Prosecution and Maintenance of Patent Applications
              or Patents...................................................18
    7.2.    Patent Office Proceedings......................................18
    7.3.    Enforcement and Defense........................................19
    7.4.    Patent Term Extensions and Supplemental Protection
              Certificates.................................................20
ARTICLE VIII  TERM AND TERMINATION.........................................20
    8.1.    Term and Expiration............................................20
    8.2.    Termination by Notice..........................................20
    8.3.    Termination....................................................21
    8.4.    Effect of Expiration or Termination............................22
ARTICLE IX    MISCELLANEOUS................................................23
    9.1.    Force Majeure..................................................23

    9.2.    Assignment.....................................................23
    9.3.    Severability...................................................23
    9.4.    Notices........................................................23
    9.5.    Applicable Law.................................................24
    9.6.    Dispute Resolution.............................................24
    9.7.    Entire Agreement...............................................24
    9.8.    Independent Contractors........................................25
    9.9.    Waiver.........................................................25
    9.10.   Headings.......................................................25
    9.11.   Counterparts...................................................25

                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT effective as of June 14, 2000 ("Effective Date"), by and between HEAVENLYDOOR.COM, INC. (formerly Procept, Inc.), a corporation organized and existing under the laws of the State of Delaware and having its principal office at 1180 Avenue of the Americas, Suite 1447, New York, New York 10036 ("HDCI") and INTERNEURON PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 99 Hayden Avenue, Suite 200, Lexington Massachusetts 02421 ("Interneuron").

                              W I T N E S S E T H:

     WHEREAS, HDCI is the owner of the Patent Assets and HDCI Know-How, as defined herein;

     WHEREAS, Interneuron desires to obtain exclusive worldwide license rights, with a right to grant sublicenses, under the Patent Assets and HDCI Know-How, and HDCI desires to grant such license to Interneuron, upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1.  "1933 Act" means the Securities Act of 1933, and the rules and regulations
      ----------
      promulgated thereunder, or any successor act, all as the same shall be in effect at the time.

1.2.  "Affiliate" shall mean (i) any corporation or business entity of which
      -----------
      more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest, of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.3.  "Business Day" means any day that is not a Saturday or a Sunday or a day
      --------------
      on which the New York Stock Exchange is closed.

1.4.  "Calendar Quarter" shall mean the respective periods of three (3)
      ------------------
      consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.5.  "Calendar Year" shall mean each successive period of twelve (12) months
      ---------------
      commencing on January 1 and ending on December 31.

1.6.  "Compound" shall mean a condensation polymer of an aromatic sulfonic acid
      ----------
      and an aldehyde or a pharmaceutically acceptable salt or prodrug thereof or a derivative, homolog, or analog thereof.

1.7.  "Cost of Goods Sold" shall mean all direct and indirect manufacturing
      --------------------
      costs incurred by Interneuron or its Affiliates specifically allowable to and directly attributable to the production of Compound or Product calculated in accordance with GAAP.

1.8.  "Effective Date" shall mean the date first above written.
      ----------------

1.9.  "Fair Market Value" shall mean the average closing price for Interneuron
      -------------------
      Stock, as quoted by Nasdaq, for the ten consecutive trading days preceding the Election Date.

1.10. "FDA" shall mean the United States Food and Drug Administration and any
      -----
      successor agency having substantially the same functions.

1.11. "First Commercial Sale" shall mean, with respect to Product, the first
      -----------------------
      sale for end use or consumption of such Product in any country in the Territory after all required approvals, including marketing and pricing approvals, have been granted by the governing health authority of such country or, where government approval is not required, the first sale in that country in connection with the nationwide introduction of Product in that country by Interneuron, its Affiliates or sublicensees.

1.12. "GAAP" means generally accepted accounting principles in the United
       ----
      States.

1.13. "HDCI Know-How" shall mean any and all information and materials,
       -------------
      including but not limited to, discoveries, information, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, (other than Patent Assets) which

          (a)  relate to Compound or Product; and

          (b) which are in HDCI's possession or control and as to which HDCI has the right to license or sublicense to third parties, and are necessary or useful in connection with the rights granted and activities contemplated under this Agreement.

      Such know-how shall include, without limitation, all chemical, pharmaceutical, toxicological, preclinical, clinical, assay control, manufacturing, regulatory, and any other information used or useful for the development, manufacturing and/or regulatory approval of Compound or Product, including any data included in or generated as a result of or under an IND.

1.14. "Improvement" shall mean any enhancement in the manufacture, formulation,
       -----------
      ingredients, preparation, presentation, means of delivery or administration, dosage, indication, use or packaging of Compound or Product.

1.15. "IND" shall mean an investigational new drug application and any
      -----
      supplements and additions thereto relating to the use of Compound or Product.

1.16. "Interneuron Stock" shall mean common stock, $.001 par value of
       -----------------
      Interneuron

1.17. "MRC" shall mean the British Medical Research Council or any successor
       ---
      agency having substantially the same functions.

1.18. "MRC 1996 Agreement" shall mean the Agreement between MRC and HDCI dated
       ------------------
      October 7, 1996 and any amendments thereto.

1.19. "MRC 1999 Agreement" shall mean the Agreement between MRC and HDCI dated
       ------------------
      February 20, 1999 and any amendments thereto.

1.20. "Nasdaq" shall mean the Nasdaq National Market segment of the Nasdaq
       ------
      Stock Market, or if the Interneuron Stock is not listed on the National Market, than Nasdaq shall mean the Nasdaq SmallCap Market.

1.21. "NDA" shall mean a new drug application filed with the FDA for marketing
       ---
      authorization of a Product in the United States.

1.22. "Net Sales" shall mean the actual gross amount invoiced for the sale of
       ---------
      Product (except as provided in Section 5.3.1(b)(iii)) commencing upon the date of First Commercial Sale by Interneuron, its Affiliates or its sublicensees to the first Third Party after deducting in accordance with GAAP, if not previously deducted from the amount invoiced:

          (a) trade, cash, promotional and quantity discounts;

          (b) recalls, credits and allowances on account of returned or rejected products including, but not limited to, allowance for breakage and spoilage;

          (c) rebates and chargebacks;

          (d) retroactive price reductions;

          (e) sales or excise taxes, VAT or other taxes, transportation and insurance charges and additional special transportation, custom duties, and other governmental charges; and

          (f) reserves for bad debts or allowances, credits or rebates not covered by (a) through (e) above.

1.23. "NIH" shall mean the United States National Institutes of Health, or any
       ---
      successor agency having substantially the same functions.

1.24. "Operating Profit" shall mean the Net Sales received by Interneuron or
       ----------------
      its Affiliates for Compound or Product, less Cost of Goods Sold, selling, distribution and inventory management costs and other costs related to or allocable to the achievement of Net Sales and determined in accordance with GAAP.

1.25. "Party" shall mean HDCI or Interneuron.
       -----

1.26. "Patent Assets" shall mean any and all issued United States and foreign
       -------------
      patents, patent applications and foreign counterparts thereof (which shall be deemed to include certificates of invention and applications for certificates of invention) which

          (a) as of the Effective Date or at any time during the term of this Agreement are owned by HDCI or which HDCI through license or otherwise has or acquires rights (and is not prohibited from sublicensing to third parties), and

          (b) relate in any way to Compound, Product or any Improvement, including but not limited to compositions of Compound and/or Product, methods of their manufacture, or any uses thereof, including all certificates of invention, divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates or the like of any such patents, patent applications and foreign counterparts thereof, including but not limited to the patents, patent applications and foreign counterparts thereof listed on Schedule
               1.26 hereto, and including domestic and foreign patents, patent applications and foreign counterparts thereof covering any Improvements made by HDCI.

1.27. "Product" shall mean any product in final form for commercial sale by
       -------
      prescription, over-the-counter, or by any other method, which contains Compound in any dosage form as an active ingredient.

1.28. "Proprietary Information" shall mean any and all scientific, clinical,
       -----------------------
      regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is provided by one Party to the other Party in connection with this Agreement.

1.29. "Royalty Year" shall mean each successive twelve (12) month period
       ------------
      commencing with the first day of the first month in which occurs the First Commercial Sale.

1.30. "SEC" means the United States Securities and Exchange Commission.
       ---

1.31. "Territory" shall mean all of the countries in the world.
       ---------

1.32. "Third Party(ies)" shall mean a person or entity who or which is neither
       ----------------
      a Party nor an Affiliate of a Party.

1.33. "Valid Claim" means a claim of an issued and unexpired patent included
       -----------
      within the Patent Assets, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or for which an appeal has not been filed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                                  ARTICLE II
                             LICENSE; SUBLICENSES

2.1.  License Grant.  HDCI hereby grants to Interneuron an exclusive (even as to
      -------------
      HDCI), license under the Patent Assets and HDCI Know-How, including the right to grant sublicenses, to develop, make, have made, use, import, offer for sale, market and sell and otherwise dispose of Compound and Product, including any Improvements thereto, in the Territory.

2.2.  Improvements by Interneuron.  Title to any general technology or
      ---------------------------
      Improvement developed or discovered by Interneuron in connection with the license granted under Section 2.1 above shall be vested solely in Interneuron.

2.3.  Sublicenses.
      -----------

          (a) Interneuron shall have the right to grant sublicenses to Third Parties to develop, make, have made, use, import, market, sell, have sold, offer to sell and import Compound and Product in the Territory. Any sublicense by Interneuron of the rights granted to Interneuron in this Article 2 shall not be inconsistent with the terms of this Agreement and shall include an obligation for the sublicensee to comply with the provisions of Article 4 of this Agreement. Interneuron shall promptly provide HDCI with a fully executed copy of any sublicense agreement.

          (b) Upon termination of this Agreement by Interneuron, HDCI shall accept assignment of sublicenses, provided that:

               (i) the sublicensee is not in breach of its sublicense agreement at the time of termination of this Agreement; and

               (ii) the sublicensee acquires no rights from or obligations on the part of HDCI, other than those that are specifically granted in this Agreement, and the sublicensee assumes all obligations to HDCI required of Interneuron by this Agreement.

                                  ARTICLE III
                       DEVELOPMENT AND COMMERCIALIZATION

3.1.  Exchange of Information.  Upon execution of this Agreement, HDCI shall
      -----------------------
      disclose to Interneuron in writing all HDCI Know-How and Patent Assets not previously disclosed to Interneuron. During the term of this Agreement, HDCI shall also promptly disclose to Interneuron in writing on an ongoing basis all HDCI Know-How and Patent Assets.

3.2.  Diligence; Development and Commercialization.  Interneuron shall use
      --------------------------------------------
      commercially reasonable efforts to develop and commercialize Product. As used herein, "commercially reasonable efforts" shall mean efforts and resources normally used by Interneuron for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors.

      Interneuron will be responsible for all remaining preclinical development, toxicology and clinical development, including regulatory filings, which are required for commercialization of Product in the Territory. Interneuron shall notify HDCI upon the receipt of regulatory approvals and of the date of First Commercial Sale.

      Except as specifically set forth in Schedule 3.7 hereof, Interneuron shall be responsible for all costs attributable to the development and commercialization of Compound and Product which are incurred after the Effective Date; provided that with respect to agreements entered into by HDCI relating to Compound or Product prior to the Effective Date, Interneuron shall be responsible only for the costs under those agreements referred to in Schedule 3.7 hereof.

3.3.  Regulatory Matters.  Interneuron shall own, control and retain primary
      ------------------
      legal responsibility for the preparation, filing and prosecution of all filings and regulatory applications required to obtain authorization to commercially develop, sell and use Product in each country in the Territory. HDCI shall transfer to Interneuron as soon as practicable after the Effective Date (but in no event later than 30 days) any IND or other regulatory filings relating to Compound or Product owned by HDCI and HDCI shall use its best efforts to allow Interneuron to cross reference any other IND or Drug Master File relating to Compound or Product to the extent HDCI is legally able to do so.

3.4.  Trademark.  Interneuron shall select, own and maintain trademarks for
      ---------
      Product.

3.5.  Manufacturing.  Interneuron shall be responsible for manufacture of the
      -------------
      Compound and Product.

3.6.  Adverse Events.  HDCI shall promptly furnish to Interneuron all
      --------------
      information concerning safety or utility of Compound or Product, such as adverse or unexpected side effects, injury or other events associated with uses, studies, investigations or tests of Compound or Product, whether or not HDCI is required to report such information to any regulatory authority and whether or not such event is determined to be attributable to Compound or Product.

3.7.  Third Party Agreements.  Agreements entered into by HDCI with third
      ----------------------
      parties prior to the Effective Date relating to the Compound or Product shall be handled in accordance with Schedule 3.7.

                                  ARTICLE IV
                         CONFIDENTIALITY AND PUBLICITY

4.1.  Non-Disclosure and Non-Use Obligations.  All Proprietary Information
      --------------------------------------
      disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

          (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

          (b)  is properly in the public domain;

          (c) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

          (d) is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

4.2.  Permitted Disclosure of Proprietary Information.  Notwithstanding Section
      -----------------------------------------------
      4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

          (a) to governmental or other regulatory agencies in order to obtain patents subject to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

          (b) by each of Interneuron or HDCI to its respective agents, consultants, Affiliates, Interneuron's sublicensees and/or other Third Parties for the research and development, manufacturing and/or marketing of the Compound and/or Product (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by the confidentiality obligations contained in this Agreement; or

          (c) if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing, it is understood that either Party or its Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business provided that certain financial and other confidential terms are redacted from such filings to the extent possible, in consultation with the other Party.

          (d) Neither Party shall use the name of the other Party in any publicity or advertising without the prior written approval of the other Party. Upon execution of this Agreement, the Parties may issue a press release in the form attached as Appendix 4.2(d).

                                   ARTICLE V
                        PAYMENTS; ROYALTIES AND REPORTS

5.1.  License Fee.  Subject to the terms and conditions contained in this
      -----------
      Agreement, Interneuron shall pay HDCI a fee equal to $500,000 within ten
      (10) days following the Effective Date.

5.2.  Milestone Payments.  Subject to the terms and conditions contained in this
      ------------------
      Agreement, Interneuron shall pay HDCI the following milestone payments, each milestone payment to be made no more than once with respect to the achievement of each such milestone for Compound:

          (a) $[*] upon initiation of any Phase 2 safety clinical trial in populations at risk for HIV infection or other sexually transmitted diseases by the MRC, NIH or other governmental or non-commercial sponsor which (i) is useful for FDA approval, and
               (ii) conforms with the guidelines set forth in Appendix 5.2(a), and for which the MRC, NIH or other governmental or non-commercial sponsor agrees to provide funding to cover at least [*] percent ([*] %) of the costs of the clinical trial (excluding the costs of the supply of Compound and any costs for required regulatory filings), provided that if the MRC, NIH or other governmental or non-commercial sponsor agrees to provide less than [*] percent ([*] %) of such costs, the payment to HDCI hereunder shall be reduced by the amount of funding for such study provided by Interneuron (excluding the costs of the supply of Compound and any costs for required regulatory filings); and

          (b) $[*] upon initiation of any Phase 3 efficacy clinical trial or the Phase 3 portion of any Phase 2/3 clinical trial in populations at risk for HIV infection or other sexually transmitted diseases by the MRC, NIH or other governmental or non-commercial sponsor which (i) is useful for FDA approval, and
               (ii) conforms with the guidelines set forth in Appendix 5.2(b), and for which the MRC, NIH or other governmental or non-commercial sponsor agrees to provide funding to cover at least [*] percent ([*] %) of the costs of the clinical trial (excluding the costs of the supply of Compound and any costs for required regulatory filings), provided that if the MRC, NIH or other governmental or non-commercial sponsor agrees to provide less than [*] percent ([*]%) of such costs, the payment to HDCI hereunder shall be reduced by the amount of funding for such study provided by Interneuron (excluding the costs of the supply of

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                                       8

               Compound and any costs for required regulatory filings). Notwithstanding the foregoing, in the event that (1) the MRC, NIH or other governmental or non-commercial sponsor conducts a Phase 3 efficacy clinical trial (or a Phase 3 portion of any Phase 2/3 clinical trial) that does not conform with the guidelines set forth in Appendix 5.2(b) and (2) the final results of such clinical trial demonstrate efficacy and are sufficient to obtain approval of the Product by the FDA, then Interneuron shall provide to HDCI the payment under this Section 5.2(b) upon the receipt of FDA approval.

      For purposes of this Section 5.2, initiation of a clinical trial shall mean the date of enrollment of the first participant in such trial. Interneuron shall notify HDCI in writing within sixty (60) days after the achievement of each milestone, and such notice shall be accompanied by payment of the appropriate milestone payment.

5.3.  Royalties; Royalty Buy-Out Option.
      ---------------------------------
      5.3.1  Royalties Payable By Interneuron.
             --------------------------------

             (a) (i) Subject to the terms and conditions of this Agreement, Interneuron shall pay to HDCI royalties in an amount equal to the following percentages of Net Sales in each Royalty Year by Interneuron or its Affiliates in each country in the Territory where the manufacture, use or sale of such Product would, absent the license granted hereunder, infringe one or more Valid Claims of the Patent Assets in such country:

                     Amount of Net Sales                       Royalty Rate
                     -------------------                       ------------

                     Up to $[*] million                            [*] %
                     Over $[*] million and up to $[*] million      [*] %
                     More than $[*] million                        [*] %

                  Royalties on Net Sales at the rates set forth above shall accrue as of the date of First Commercial Sale of Product in such country and shall continue and accrue on Net Sales on a country-by-country basis until the expiration of the last applicable patent included within the Patent Assets, which patent includes a Valid Claim that covers the manufacture, use or sale of such Product or Compound in such country. Thereafter, Interneuron shall not be required to make any payments of royalties set forth in this Section 5.3.

                  (ii) Subject to the terms and conditions of this Agreement, Interneuron shall pay to HDCI [*] percent ([*] %) of Operating Profit on sales of Compound or Product by Interneuron or its Affiliates in each country in the Territory where the manufacture, use or sale of such Product does not

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* Confidential treatment requested.

                  or would not infringe one or more Valid Claims of the Patent Assets in such country, provided that and for so long as, the manufacture, use or sale of such Product would, absent the license granted hereunder, infringe one or more Valid Claims of the Patent Assets in the U.S., United Kingdom, France, Germany, Italy or Spain.

                  The foregoing share of Operating Profit to HDCI shall accrue as of the date of First Commercial Sale of Product in a country where the manufacture, use or sale of such Product does not infringe one or more Valid Claims of the Patent Assets in such country but would, absent the license granted hereunder, infringe one or more Valid Claims of the Patent Assets in the U.S., United Kingdom, France, Germany, Italy or Spain and shall continue and accrue on a country-by-country basis until the expiration of the last applicable patent included within the Patent Assets in the U.S., United Kingdom, France, Germany, Italy or Spain. Thereafter, Interneuron shall not be required to make any payments of Operating Profits set forth in this Section 5.3.

             (b) The payment of royalties and percentage of Operating Profit set forth above shall be subject to the following conditions:

                  (i) that only one payment shall be due with respect to the same unit of Product;

                  (ii) that in the event that Interneuron enters into a
                       sublicense in the Territory to a Third Party or Third Parties, in lieu of royalty and Operating Profit payments set forth in Section 5.3.1(a), Interneuron shall pay HDCI [*] percent ([*] %) of sublicensing royalties on net sales of Product (s) received by Interneuron from such sublicense(s); and

                 (iii) no royalties or Operating Profit sharing shall accrue on the disposition of Product by Interneuron, Affiliates or sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies) or to the extent Product is made available at cost or at a substantial discount from the prevailing price for Product in the U.S. pursuant to
                       Section 2.3 of the MRC 1996 Agreement or Section 2.2 of the MRC 1999 Agreement.

                 (iv) HDCI shall remain responsible for payment of any royalties due MRC or any other entity with whom HDCI agreed to pay a royalty on Compound or Product prior to the Effective Date.

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* Confidential treatment requested.

      5.3.2  Royalties for Bulk Compound. In those cases where Interneuron sells
             ---------------------------
             bulk Compound to be incorporated into Product, rather than a Product, to a Third Party (excluding sales within or among Interneuron, its Affiliates and/or its sublicensees ), and is unable to determine Net Sales, royalties set forth in this Article V shall be calculated as if the bulk Compound is deemed to be Product.

      5.3.3  Compulsory Licenses.  If a compulsory license is granted to a
             -------------------
             Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.3.1, then the royalty rate to be paid by Interneuron on Net Sales in that country under Section 5.3.1 shall be reduced to the rate paid by the compulsory Third Party licensee.

      5.3.4  Third Party Licenses.  If one or more licenses from a Third Party
             --------------------
             or Parties are obtained by Interneuron or its Affiliates to develop, make, have made, use, sell or import Compound or Product in a particular country within the Territory, [*] percent ([*] %) of any royalties or other payments paid under such Third Party patent licenses by Interneuron in such country for such Calendar Quarter shall be creditable against the royalty or other payments to be paid to HDCI by Interneuron in such country; provided, however, that the royalties payable to HDCI hereunder shall not be reduced by more than [*] percent ([*] %) unless, absent the said license(s), Interneuron or its Affiliates would be prevented from practicing the Patent Assets licensed under Article 2 hereof, in which case the royalties or other payments payable to HDCI hereunder may be reduced by more than [*] percent ([*] %).

5.4.  Royalty Buy-Out Option.
      ----------------------

      5.4.1  Option. At any time prior to the date Interneuron is notified
             ------
             officially by a representative of the study group in writing or verbally of the preliminary statistical evaluation of the Pivotal Trial, Interneuron shall have the option (the "Royalty Buy-Out Option"), to buy out the royalty obligations set forth in Section
             5.3 for $[*], whereupon this license shall become a perpetual, royalty-free fully-paid up license. For purposes of this Section
             5.4.1 the Pivotal Trial shall mean the clinical trial described in
             Section 5.2(b).

      5.4.2  Notice Period.  In the event Interneuron determines to exercise the
             -------------
             Royalty Buy-Out Option, it shall notify HDCI in writing. The date of Interneuron's notice to HDCI shall be the Election Date.

      5.4.3  Payments in Interneuron Stock. In the event that Interneuron elects
             -----------------------------
             to exercise the Royalty Buy-out Option, [*] percent ([*] %) of the payment shall be due in cash and [*] percent ([*] %) of the payment shall be due in shares of Interneuron Stock. The number of shares of Interneuron Stock to be issued as [*] % of the

----------------------------------
* Confidential treatment requested.

             payment to HDCI shall equal the number of shares of Interneuron Stock, rounded to the nearest whole number, having a Fair Market Value as of the Election Date equal to $[*].

5.5.  Payments from Sublicensee.  Interneuron will pay HDCI [*] percent ([*] %)
      -------------------------
      of (i) any lump sum, milestone or other cash payments (other than royalties) or (ii) any securities of a sublicensee issued by such sublicensee, in either case received by Interneuron from sublicensees of Interneuron which payments or securities constitute advance royalties or other consideration for a sublicense agreement relating to the Patent Assets, excluding amounts received by Interneuron from Third Parties in connection with the issuance of debt or equity securities in Interneuron or to fund or reimburse research and development of Product; provided, however, that (i) any payments made to HDCI under this Section 5.5 that arise as a result of payments from sublicensees that are refunded by Interneuron shall be refunded by HDCI to Interneuron, or at Interneuron's election, credited against the milestones payable to HDCI listed under
      Section 5.2 (a) and (b) and (ii) only one payment hereunder shall be due with respect to the same payment made to Interneuron by a sublicensee.

      In the event Interneuron sublicenses the rights granted under Article 2 hereof and, in lieu of the consideration referred to in the immediately preceding paragraph, Interneuron receives from the sublicensee for such sublicense rights in the sublicensee's technology, products or compounds (the "Technology"), then (a) if Interneuron sublicenses the Technology to a subsequent Third Party, Interneuron shall pay to HDCI [*] percent ([*] %) of any lump sum, milestone, royalty, other cash payments or securities received by Interneuron from the subsequent Third Party sublicensee which payments constitute consideration for a sublicense of the Technology to the subsequent Third Party sublicensee or (b) if Interneuron or its Affiliates commercializes the Technology internally, Interneuron shall pay to HDCI [*] percent ([*] %) of the operating profit on sales of product containing or utilizing the Technology. For purposes of this Section 5.5, "operating profit" shall mean the net sales received by Interneuron or its Affiliates for a product containing or utilizing the Technology, less the direct and indirect manufacturing costs incurred by Interneuron or its Affiliates specifically allowable to and directly attributable to the product, selling, distribution and inventory management costs and other costs related to or allocable to the achievement of net sales and determined in accordance with GAAP.

5.6.  Reports; Payment of Royalty.  Following the First Commercial Sale of a
      ---------------------------
      Product and during the term of the Agreement for so long as royalty or Operating Profit payments are due, Interneuron shall furnish to HDCI a quarterly written report for the Calendar Quarter showing the sales of all Products subject to royalty or Operating Profit payments sold by Interneuron, its Affiliates and its sublicensees in the Territory during the reporting period and the royalties or Operating Profit payable under this Agreement. Reports shall be due

----------------------------------
* Confidential treatment requested.

      on the ninetieth (90/th/) day following the close of each Calendar Quarter. Royalties and Operating Profit shown to have accrued by each royalty report, if any, shall be due and payable on the date such royalty report is due. Interneuron shall keep complete and accurate records in sufficient detail to enable the royalties and Operating Profit payable hereunder to be determined.

5.7.  Audits.
      ------
          (a) Upon the written request of HDCI and not more than once in each Calendar Year, Interneuron shall permit an independent certified public accounting firm of nationally recognized standing selected by HDCI and reasonably acceptable to Interneuron, to have access during normal business hours at times mutually convenient to the Parties and upon reasonable notice to Interneuron to such of the records of Interneuron as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose only to HDCI only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

          (b) If such accounting firm concludes, and Interneuron agrees, that additional royalties or Operating Profit were owed during such period, Interneuron shall pay the additional royalties or Operating Profit (plus accrued interest at the rate announced by Fleet National Bank in Boston, Massachusetts (or its successors or assigns) as its prime rate in effect on the date that such payment was first due) within sixty (60) days of the date HDCI delivers to Interneuron such accounting firm's written report so concluding; provided that, in the event that Interneuron shall not be in agreement with the conclusion of such report (a) Interneuron shall not be required to pay such additional royalties or Operating Profit and (b) such matter shall be resolved pursuant to the provisions of Section 9.6 herein. In the event such accounting firm concludes that amounts were overpaid by Interneuron during such period, HDCI shall reimburse Interneuron the amount of such overpayment within thirty (30) days of receipt of such accounting firm's written report. The fees charged by such accounting firm shall be paid by HDCI; provided, however, that if an error in favor of HDCI in the payment of royalties or Operating Profit of more than the greater of (i) $100,000 or (ii) ten percent (10%) of the royalties or Operating Profit due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be reimbursed by Interneuron.

          (c) Upon the expiration of twenty-four (24) months following the end of any Royalty Year the calculation of royalties or Operating Profit payable with respect to such year shall be binding and conclusive upon HDCI, and Interneuron shall be released from any liability or accountability with respect to royalties and Operating Profit for such year.

          (d) HDCI shall treat all financial information subject to review under this Section 5.7 in accordance with the confidentiality provisions of this Agreement.

5.8.  Payment Exchange Rate.  All payments to HDCI under this Agreement shall be
      ---------------------
      made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due HDCI shall be calculated monthly in accordance with GAAP and based on the average of the conversion rates on the first and last Business Day of each month during each Calendar Quarter published in the Wall Street Journal, Eastern edition.

5.9.  Tax Withholding.  If laws, rules or regulations require withholding of
      ---------------
      income taxes or other taxes imposed upon payments set forth in this
      Article V, HDCI shall provide Interneuron, prior to any such payment, annually or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to, Form 1001 and any successor form) and Interneuron shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. Interneuron shall submit appropriate proof to HDCI of payment of the withholding taxes within a reasonable period of time. Interneuron will use commercially reasonable efforts consistent with its usual business practices to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries, and HDCI shall cooperate with such efforts.

5.10. Interest on Late Payments.  Except as otherwise set forth in this
      -------------------------
      Agreement, any payments by Interneuron that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at the rate announced from time to time by Fleet National Bank in Boston, Massachusetts (or its successor or assigns) as its prime rate, calculated on the number of days payment is delinquent; provided, that if such payment has been delayed because it is related to a dispute raised by a Party in good faith that is undergoing the dispute resolution procedures set forth in Section 9.6 hereof, interest shall be calculated on the number of days payment is delinquent starting on the day after such dispute is finally resolved.

5.11. Exchange Controls. Notwithstanding any other provision of this Agreement,
      -----------------
      if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales or Operating Profits in any country, payment shall be made through such lawful means or methods as Interneuron may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales or Operating Profits in such a country, royalty payments or Operating Profits shall be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest), and promptly after such prohibition ceases to be in effect, all royalties that Interneuron or its Affiliates or sublicensees would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable (with any interest earned on such suspended royalties which were placed in an interest-bearing bank account in that country, less any transactional costs). If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES

6.1.  HDCI Representations and Warranties.  HDCI represents and warrants to
      -----------------------------------
      Interneuron that as of the Effective Date:

          (a) to the best of its knowledge, there is no reason that the presumption of validity would not apply to the issued patents included in the Patent Assets and no reason that a court of competent jurisdiction would, upon investigation, find such patents unenforceable;

          (b) this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations of it enforceable against it in accordance with its terms;

          (c) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby;

          (d) it has the full right, power and authority to enter into and deliver this Agreement, to perform and to grant the licenses granted under Article II hereof and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

          (e) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Patent Assets or HDCI Know-How or entered into any agreement with any Third Party which is in conflict with the rights granted to Interneuron pursuant to this Agreement;

          (f) it is the sole and exclusive owner under the Patent Assets and HDCI Know-How, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has any valid claim of ownership with respect to the Patent Assets and HDCI Know-How, whatsoever. HDCI shall notify the U.S. Patent & Trademark Office and foreign patent offices that Procept, Inc. changed its name to HDCI and take any other actions necessary to effect this change;

          (g) to the best of HDCI's knowledge, the Patent Assets and HDCI Know-How practiced as contemplated herein and the development, manufacture, use and sale of Compound and Products do not and will not infringe any patent rights owned or possessed by any Third Party;

          (h) there are no claims, judgments or settlements against or owed by HDCI or pending or, threatened claims or litigation relating to the Patent Assets and HDCI Know-How;

          (i) it has disclosed to Interneuron all relevant information known by it regarding the Patent Assets and HDCI Know-How reasonably related to the activities contemplated under this Agreement; and

          (j) to its knowledge, no contract research organization, corporation, business entity or individual which have been involved in any studies conducted for the purpose of obtaining regulatory approvals have been debarred individuals or entities within the meaning of 21 U.S.C. section 335(a) or (b).

6.2.  Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS
      -------------------
      AGREEMENT, HDCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT ASSETS, HDCI KNOW-HOW OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

6.3.  Investment Representations.
      --------------------------

          (a)  Acquisition for Investment.  In the event the Royalty Buy-Out
               --------------------------
               Option is exercised, HDCI hereby represents that it is acquiring the Interneuron Stock as principal for its own account for investment and not with a view to any sale or distribution thereof within the meaning of the 1933 Act and not for the benefit of any other person. HDCI understands that the Interneuron Stock that may be acquired hereby will not been registered under the 1933 Act, by reason of its issuance by Interneuron in a transaction exempt from the registration requirements of the 1933 Act, and that any such unregistered shares must be held by HDCI indefinitely unless a subsequent disposition thereof is registered under the 1933 Act and any applicable state securities or blue sky laws or unless an exemption from registration is available.

          (b)  Acknowledgments of HDCI.  HDCI acknowledges that:
               -----------------------

               (i) HDCI has obtained all the necessary information concerning Interneuron that it requires and that it does not require any additional information about Interneuron or the Interneuron Stock;

               (ii) an investment in the Interneuron Stock is highly speculative and could result in a total loss of its investment and that HDCI has a net worth sufficient to permit HDCI to afford a total loss of its investment without substantially affecting HDCI `s present business affairs;

              (iii) in completing the sale of the Interneuron Stock to HDCI,
                    Interneuron will rely on the representations and warranties of HDCI contained in this Agreement;

               (iv) Interneuron has not provided HDCI with investment, legal or tax advice or acted as an adviser with respect to this subscription and HDCI is relying solely on its own professional advisers, if any, for any necessary advice; and

               (v) HDCI has had an opportunity to ask questions and receive answers concerning Interneuron and its proposed business, and that any request for such information has been complied with to HDCI's satisfaction.

          (c)  Certificates to Bear Legends. The certificate or certificates
               ----------------------------
               evidencing the Interneuron Stock shall bear the following legend until such time as the legend may be removed pursuant to Section 6.2(d) herein:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT."

          (d) Removal of Legends and Transfer Restrictions. The legends endorsed on each certificate for the Interneuron Stock pursuant to Section 6.2(c) shall be removed and Interneuron shall issue a certificate without such legends to HDCI if (x) such Securities are registered under the 1933 Act and a prospectus meeting the requirements of Section 10 of the 1933 Act is available and the Interneuron Stock is sold thereunder, or (y) there is available an exemption from registration under the 1933 Act, and Interneuron shall have received an opinion of counsel to HDCI to such effect.

6.4.  Interneuron Representations and Warranties.  Interneuron represents and
      ------------------------------------------
      warrants to HDCI that as of the Effective Date:

          (a) this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations of it enforceable against it in accordance with its terms;

          (b) it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained; and

          (c) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.

                                  ARTICLE VII
                                PATENT MATTERS

7.1.  Filing, Prosecution and Maintenance of Patent Applications or Patents.
      ---------------------------------------------------------------------
      Interneuron shall file, prosecute and maintain the patent applications and patents included in the Patent Assets, in HDCI's name using counsel reasonably acceptable to HDCI (including counsel listed on Schedule 7.1 hereto), in such countries in the Territory as Interneuron shall determine in its sole discretion. HDCI shall be responsible for the payment of all patent costs incurred prior to the Effective Date and Interneuron shall pay all patent costs incurred after the Effective Date. If Interneuron elects not to file, prosecute or maintain a patent application or patent included in the Patent Assets, and advises HDCI in writing that it intends not to file, prosecute, or maintain such patent application or patent, HDCI shall have the right, at its sole expense, to file, prosecute, or maintain such patent application or patent, and Interneuron shall cooperate in the filing, prosecution, or maintenance of such patent application or patent. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. The filing Party shall keep the non-filing Party advised of the status of the actual and prospective patent application filings and upon the request of the non-filing Party, provide advance copies of any papers related to the filing, prosecution, or maintenance of such patent application filings. Interneuron shall give notice to HDCI of the grant, lapse, revocation, surrender, invalidation or abandonment of any patent licensed to Interneuron by HDCI. The Party that is the filing Party under this Section shall be responsible for the payment of all costs and expenses related to such filing and subsequent prosecution and maintenance thereof.

7.2.  Patent Office Proceedings.  Each Party shall inform the other Party of any
      -------------------------
      request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the Patent Assets. HDCI thereafter shall cooperate fully with Interneuron with respect to any such patent office proceeding that Interneuron chooses in its sole discretion to defend. HDCI will provide Interneuron with any information or assistance that Interneuron reasonably may request. Interneuron shall bear the expense of defending any such patent office proceeding that Interneuron chooses to defend.

7.3.  Enforcement and Defense.
      -----------------------

          (a) Each Party shall promptly give the other Party notice of any infringement in the Territory of any patent application or patent included in the Patent Assets that comes to such Party's attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, Interneuron, upon notice to HDCI, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of HDCI and Interneuron, or to control the defense of any declaratory judgment action relating to Patent Assets. Interneuron shall promptly inform HDCI if Interneuron elects not to exercise such first right, and HDCI thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of HDCI and, if necessary, Interneuron. In no event shall Interneuron enter into any settlement which would adversely affect the Patent Assets in any material respect without the prior written consent of HDCI, which consent shall not be unreasonably withheld.

          (b) If Interneuron elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Subsection 7.3(a), and HDCI elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by HDCI.

          (c) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto.

          (d) Any recovery obtained by Interneuron or HDCI shall be shared as follows:

               (i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses incurred in connection with the action, whether by settlement or otherwise;

               (ii) the other Party then shall, to the extent possible, recover its costs and expenses incurred in connection with the action;

               (iii) if HDCI initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by HDCI; and

               (iv) if Interneuron initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by Interneuron except that HDCI shall receive a portion equivalent to the royalties they would have received on such remaining amount if such amount were deemed Net Sales and the Royalty Buy-Out Option has not been exercised.

           (e) HDCI shall inform Interneuron of any certification regarding any Patent Assets it has received pursuant to either 21 U.S.C.
                (S)(S) 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or under Canada's Patented Medicines (Notice of Compliance) Regulations Article 5 and shall provide Interneuron with a copy of such certification within five (5) days of receipt. HDCI `s and Interneuron's rights with respect to the initiation and prosecution, or defense, of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be allocated as defined in Subsections 7.3(a) through (d); provided, however, that Interneuron shall exercise the first right to initiate and prosecute, or defend, any action and shall inform HDCI of such decision within fifteen (15) days of receipt of the certification, after which time, if Interneuron has not advised HDCI of its intention to initiate and prosecute, or defend, such action, HDCI shall have the right to initiate and prosecute, or defend, such action.

7.4.  Patent Term Extensions and Supplemental Protection Certificates.  The
      ---------------------------------------------------------------
      Parties shall cooperate in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by Interneuron. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, Interneuron shall have the right to make the election and HDCI shall abide by such election.

                                 ARTICLE VIII
                             TERM AND TERMINATION

8.1.  Term and Expiration.  This Agreement shall be effective as of the
      -------------------
      Effective Date and unless terminated earlier pursuant to Section 8.2 and
      8.3 below, the term of this Agreement shall continue in effect until expiration of all royalty and Operating Profit payment obligations hereunder. Upon expiration of the royalty and Operating Profit obligations with respect to a Product hereunder, including upon exercise of the Royalty Buy-Out Option, Interneuron's license hereunder pursuant to
      Section 2.1 shall become a fully paid-up, perpetual license.

8.2.  Termination by Notice.  Notwithstanding anything contained herein to the
      ---------------------
      contrary, Interneuron shall have the right to terminate this Agreement at any time by giving thirty (30) days advance written notice to HDCI. Except as set forth in this Agreement, in the event of such termination, (i) the rights and obligations hereunder, excluding any payment obligation which has accrued as of the termination date, shall terminate and (ii) Interneuron shall have no further rights with respect to the Patent Assets or HDCI Know-How.

8.3.  Termination.
      -----------

8.3.1 Termination for Cause.  Either Party may terminate this Agreement by
      ---------------------
      notice to the other Party at any time during the term of this Agreement as follows:

          (a) if the other Party is in breach of its material obligations hereunder by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Article VI, and if capable of being cured, has not cured such breach within ninety (90) days after notice requesting cure of the breach provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, the Agreement may not be terminated so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

          (b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.3.2 Licensee Rights Not Affected.
      ----------------------------

          (a) In the event Interneuron terminates this Agreement under Section 8.3.1(b), or this Agreement is otherwise terminated under Section 8.3.1(b), or HDCI is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. (S)101 et seq. (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Interneuron, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights, remedies and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against HDCI under the Bankruptcy Code, Interneuron shall be entitled to all applicable rights under Section 365 of the Bankruptcy Code, including but not limited to, entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by Interneuron.

          (b) In the event Interneuron is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365 of the Bankruptcy Code, executory contracts. The Parties agree that applicable law does not excuse HDCI from accepting performance by, or rendering performance under this Agreement and all rights and licenses granted hereunder to, a person or entity other than Interneuron. Interneuron, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights, remedies and elections under the Bankruptcy Code.

8.4.  Effect of Expiration or Termination.  Expiration or termination of this
      -----------------------------------
      Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect for five (5) years from the date of expiration or termination. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Product (s) or Compound sold prior to such termination.

      Except as otherwise provided in this Section 8, in the event of termination by Interneuron pursuant to Section 8.2, Interneuron shall promptly return any and all HDCI Know-How in its possession at the time of termination. If requested by HDCI, Interneuron and HDCI shall negotiate in good faith the commercially reasonable terms of an exclusive license from Interneuron to HDCI of all information, materials, Improvements, processes, formulas, data, inventions, know-how, trademarks, patent applications, patents, regulatory approvals and intellectual property rights which relate to Compound or Product and which are in Interneuron's possession or control and as to which Interneuron has the right to license or sublicense to HDCI without compensation to any third party (unless HDCI agrees to pay Interneuron any such compensation) and Interneuron shall use reasonable efforts to have all relevant contracts with third parties related to Compound or Product assigned to HDCI, provided HDCI assumes related obligations under such contracts.

      Except as otherwise provided in this Section 8, in the event of termination by HDCI pursuant to Section 8.3.1(a), Interneuron shall promptly return any and all HDCI Know-How in its possession at the time of termination. If requested by HDCI, Interneuron and HDCI shall negotiate in good faith the commercially reasonable terms of a non-exclusive license from Interneuron to HDCI of all information, materials, Improvements, processes, formulas, data, inventions, know-how, trademarks, patent applications, patents, regulatory approvals and intellectual property rights which relate to Compound or Product and which are in Interneuron's possession or control and as to which Interneuron has the right to license or sublicense to HDCI without compensation to any third party

      (unless HDCI agrees to pay Interneuron any such compensation) and Interneuron shall use reasonable efforts to have all relevant contracts with third parties related to Compound or Product assigned to HDCI, provided HDCI assumes related obligations under such contracts.

                                  ARTICLE IX
                                 MISCELLANEOUS

9.1.  Force Majeure.  Neither Party shall be held liable or responsible to the
      -------------
      other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

9.2.  Assignment.  The Agreement may not be assigned or otherwise transferred,
      ----------
      nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by a Party; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to Compound or Product or its business or in the event of its merger or consolidation or change in control or similar transaction. Except as otherwise set forth herein, any permitted assignee shall assume all obligations of its assignor under this Agreement.

9.3.  Severability.  In the event that any of the provisions contained in this
      ------------
      Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. In such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.4.  Notices.  All notices or other communications which are required or
      -------
      permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          if to Interneuron to:

               Interneuron Pharmaceuticals, Inc.
               99 Hayden Avenue, Suite 200
               Lexington, MA  02421
               Attention:  President
               Fax No.:  781-862-3859
          if to HeavenlyDoor.com, Inc. to:

               HeavenlyDoor.com, Inc.
               1180 Avenue of the Americas, Suite 1447
               New York, NY 10036
               Attention:  President
               Fax No.:   212-899-5291

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

9.5.  Applicable Law.  The Agreement shall be governed by and construed in
      --------------
      accordance with the laws of the United States of America and State of New York and the United States without reference to any rules of conflict of laws.

9.6.  Dispute Resolution.  The Parties agree to attempt initially to solve all
      ------------------
      claims, disputes, or controversies arising under, out of, or in connection with this Agreement by conducting good faith negotiations. If the Parties are unable to settle the matter between themselves within forty-five (45) days, either Party may initiate mediation upon written notice to the other Party. If the Parties have not reached a settlement within forty-five (45) days of the initiation of the mediation, then either Party may initiate binding arbitration proceedings. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association ("AAA"). Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of Interneuron and HDCI and the third shall be appointed by the AAA. Any such arbitration shall be held in New York, New York. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the arbitration levied by the AAA

9.7.  Entire Agreement.  This Agreement contains the entire understanding of the
      ----------------
      Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

9.8.  Independent Contractors.  It is expressly agreed that the Parties shall be
      -----------------------
      independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

9.9.  Waiver.  The waiver by a Party hereto of any right hereunder or the
      ------
      failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.10. Headings.  The captions to the several Articles and Sections hereof are
      --------
      not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.11. Counterparts.  The Agreement may be executed in two or more counterparts,
      ------------
      each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

HEAVENLYDOOR.COM, INC.


By: /s/ John Dee
   ------------------------------------
   Name:  John Dee
   Title:  Vice Chairman


INTERNEURON PHARMACEUTICALS, INC.



By: /s/ Glenn L. Cooper, M.D.
   ------------------------------------
   Name:  Glenn L. Cooper, M.D.
   Title:  President and Chief Executive Officer

                                 SCHEDULE 1.26
                                 -------- ----
                                 PATENT ASSETS

      DOCKET                      SUMMARY OF CLAIMS                        CURRENT STATUS
   (US FILING)
------------------------------------------------------------------------------------------------
PRO93-13            Use of aldehyde/aromatic sulfonic acid          Abandoned in favor of
(11/23/93)          condensates to inhibit gp120/CD4 binding and    PRO93-13A
                    HIV infection of CD4+ cells in an individual
                    and in blood preparations.

------------------------------------------------------------------------------------------------
PRO93-13A           Use of aldehyde/aromatic sulfonic acid          Issued as U. S. Patent
(5/19/94)           condensates to inhibit or treat HIV infection   5,614,559  (3/25/97)
                    in an individual, and to inhibit HIV            Filed in PCT (11/17/94)
                    infection in a blood preparation.               National/regional filings
                    EPO Application contains composition claims.    in Canada, Japan, EPO
                                                                    (only)  (5/23/96)
------------------------------------------------------------------------------------------------
PRO93-13A2**        Use of aldehyde/aromatic sulfonic acid          Issued as U. S. Patent
(6/6/95)            condensates to prevent or treat HIV infection   5,677,343  (10/14/97)
                    in an individual, and to inhibit HIV            No international filing
                    infection in a blood preparation.
                    Composition claims abandoned.

------------------------------------------------------------------------------------------------
PRO93-13AB**        Composition claims to narrow or monodispersed   Issued as U. S. Patent
(6/6/95)            condensation polymer of naphthalene sulfonic    6,075,050  (6/13/00)
                    acid and aldehyde.  Method claims abandoned.    No international filing

------------------------------------------------------------------------------------------------
[*]                 [*]                                             [*]
------------------------------------------------------------------------------------------------
PRO97-01            Method of preventing pregnancy.                 Issued as U.S. Patent
(5/1/97)                                                            5,958,399 (9/28/99)
                                                                    Filed in PCT and South
                                                                    Africa (4/30/98);  Allowed
                                                                    in South Africa (2/25/99)
                                                                    National/regional filings
                                                                    in EPO, Russian Fed.,
                                                                    Canada, Mexico, Brazil,
                                                                    China, Japan, S. Korea,
                                                                    Australia and New Zealand
------------------------------------------------------------------------------------------------

________________________
*  Confidential treatment requested.
**  PRO93-13A2, AB, and AC filed as identical applications; AC abandoned

                                 SCHEDULE 3.7
                                 ------------
                            THIRD PARTY AGREEMENTS

1.   MRC. Interneuron hereby assumes the obligations of HDCI under Section 2.3
     ---
of the MRC 1996 Agreement and Section 2.2 of the MRC 1999 Agreement. The Parties shall use commercially reasonable efforts to promptly execute an agreement among MRC, HDCI and Interneuron which includes an obligation for MRC to release HDCI from the obligations assumed by Interneuron hereunder and, during the negotiation of such agreement, HDCI shall use commercially reasonable efforts to assist in obtaining MRC's agreement to modify the terms of Section
2.3 of the MRC 1996 Agreement and Section 2.2 of the MRC 1999 Agreement as acceptable to Interneuron.

     HDCI shall remain responsible for and shall pay when due any royalties required to be paid to MRC under the MRC 1996 Agreement.

     HDCI shall pay any remaining study payments due to MRC under the MRC 1996 Agreement or the MRC 1999 Agreement to the extent incurred prior to the Effective Date (including without limitation the payment of $[*] due upon submission of the data summary and the payment of $[*] for additional studies as outlined in the letter from MRC dated May 20, 1999). HDCI has received the final data summary and shall use its best efforts to obtain all research results from MRC under the MRC 1999 Agreement, and shall provide such data summary and research results to Interneuron when received.

2.   DAIDS. HDCI shall pay any remaining amounts due for the distribution of
     -----
Compound (anticipated to be less than $[*]) or any other payments to the extent incurred prior to the Effective Date under the Clinical Trial Agreement between the Division of AIDS, National Institute of Allergy and Infectious Diseases ("DAIDS") and HDCI dated March 3, 1999 (the "NIH Agreement"). Notwithstanding the foregoing, Interneuron shall be responsible for any costs associated with an optional ancillary study involving the analysis of plasma under the NIH Agreement payable after the Effective Date (anticipated to be approximately $[*]) only if Interneuron notifies HDCI that Interneuron wants such study performed. HDCI shall use its best efforts to obtain the research results from DAIDS and shall provide such research results to Interneuron when received. In the event HDCI is unable to obtain the research results from DAIDS, HDCI hereby grants Interneuron permission to obtain the data directly from DAIDS.

3.   Schweizerhall.  Promptly after the Effective Date, HDCI shall terminate the
     -------------
Agreement between HDCI and Schweizerhall dated February 10, 2000 (the "Schweizerhall Agreement"). HDCI shall be responsible for any costs associated with the termination of the Schweizerhall Agreement.

4.   PHARM-ECO.  HDCI shall use its best efforts to obtain the results of Pharm-
     ---------
Eco's activities under the Research and Manufacturing Contract between HDCI and Pharm-Eco Laboratories,
-----------------------------------
*  Confidential treatment requested.

Inc. ("Pharm-Eco") dated March 14, 1994 (the "Pharm-Eco Agreement") from Pharm-Eco and shall provide such results to Interneuron when received. HDCI shall pay any remaining amounts due to Pharm-Eco to the extent incurred prior to the Effective Date including without limitation the costs of the May, 2000 stability study pull, except that Interneuron shall be responsible for the payment of any fees for the one (1) stability study pull scheduled to be performed after the Effective Date of this Agreement (which are anticipated to be approximately $[*]). As set forth in the letter from Pharm-Eco to the FDA dated June 8, 2000, Interneuron may cross-reference or otherwise refer to the drug master files for the Compound.

5.   DOW. HDCI shall inform Dow Pharmaceutical Sciences ("Dow") that HDCI grants
     ---
its permission for Interneuron to continue the stability studies and protocols that are being conducted at Dow. HDCI shall pay any remaining amounts due to Dow to the extent incurred prior to the Effective Date (including without limitation, the fee of approximately $[*] for the stability study pull authorized on April 19, 2000) and Interneuron shall be responsible for the payment of any fees for any stability study pulls performed after the Effective Date of this Agreement. HDCI shall use its best efforts to obtain the data generated by Dow and shall provide such data to Interneuron when it is received.

-----------------------------------
*  Confidential treatment requested.

                                 APPENDIX 4.2
                                 ------------

                             FORM OF PRESS RELEASE

                                APPENDIX 5.2(A)
                                ---------------

                           Phase 2 Study Guidelines
                           ------------------------

     Phase 2 clinical trials of vaginal microbicides are designed primarily to evaluate safety in populations of women at risk for acquiring HIV infection and/or other sexually transmitted diseases. It is envisioned that these studies will be conducted in developing countries; [*] female participants will be asked to apply the product for two or more weeks while engaging in sexual intercourse. Detailed safety assessments will be performed on each participant.

     A Phase 2 study protocol ("PREVENT") is being developed by the Medical Research Council (MRC) Clinical Trials Unit (London, U.K.) in association with investigators at Imperial College School of Medicine (London, U.K.), The Institute for Tropical Medicine (Antwerp, Belgium), the MRC Programme on AIDS in Uganda (Entebbe, Uganda), Nsambya Hospital (Kampala, Uganda) and the Centre de Confiance (Abidjan, Cote d'Ivoire). The study is partially funded through a grant awarded by the European Commission. Two populations will be involved: a cohort of female commercial sex workers recruited in Abidjan, Cote d'Ivoire, and a cohort of women recruited at family planning and infertility clinics in Uganda. Currently, it is envisioned that [*] women will be randomized to receive PRO 2000 Gel ([*]) or a matched placebo gel ([*]). These participants will be asked to apply the gel prior to each act of sexual intercourse for four weeks. Pelvic examinations (with colposcopy) will be conducted at [*] intervals, and the incidence of epithelial disruption determined. In addition, effects on the vaginal microenvironment and laboratory safety parameters will be assessed. Acceptability will be assessed using questionnaires.

-----------------------------------
*  Confidential treatment requested.

                                APPENDIX 5.2(B)
                                ---------------
                           Phase 3 Study Guidelines
                           ------------------------

     Phase 3 clinical trials of vaginal microbicides are designed to gather information on long-term safety and protective efficacy. Such studies will be conducted in populations of women who are at risk for acquiring HIV infection and/or other sexually transmitted diseases. The sample size will need to be sufficiently large to assess the risks and benefits of the product; exact numbers of participants will be determined by statisticians based on the level of protection anticipated, the proposed dosing period, the incidence of infection in the target population(s), and the expected loss to follow-up.

     The HIV Prevention Trials Network (HPTN) of the National Institute of Allergy and Infectious Diseases (NIAID) is developing a protocol for a Phase 3 trial. The HPTN Science Working Group currently envisions a multi-center, randomized, double-blind, placebo-controlled design that will be sized to detect, with statistical significance, an [*] % or [*] reduction in HIV/STD transmission rates. Women will be asked to use the product prior to each act of intercourse for six months or more, and will be monitored periodically for evidence of infection and safety problems. For ethical reasons, the use of male condoms by the participant's sexual partners will be promoted, but it is envisioned that enrollment will be limited to women who report difficulty in adhering to a program of consistent condom use. The protocol may be divided into Phase 2 safety and Phase 3 safety and efficacy stages.

-----------------------------------
*  Confidential treatment requested.

                                 APPENDIX 7.1
                                 ------------

                 Patent Counsel Reasonably Acceptable to HDCI

1.  Gilberto (Ybet) Villacorta